Exhibit 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 HANOVER STREET | PALO ALTO, CA 94304-1115 | TEL: 650-233-4500 | FAX: 650-233-4545

July 19, 2017

Opexa Therapeutics, Inc.

2635 Technology Forest Boulevard

The Woodlands, TX 77381

Ladies and Gentlemen:

We have acted as counsel to Opexa Therapeutics, Inc., a Texas corporation (“Opexa”), in connection with the proposed merger of Opexa Merger Sub, Inc., a wholly owned subsidiary of Opexa and a Delaware corporation (“Merger Sub”), with and into Acer Therapeutics Inc., a Delaware corporation (“Acer”), with Acer continuing as the surviving corporation and as a wholly owned subsidiary of Opexa, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2017 (the “Agreement”), by and among Opexa, Merger Sub and Acer. In connection therewith, we have assisted in the preparation and filing by Opexa with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of Opexa’s common stock.

We hereby confirm to you that the discussion set forth in the proxy statement/prospectus/information statement forming part of the Registration Statement under the caption “The Merger–Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that it purports to describe provisions of federal income tax law or legal conclusions with respect thereto and subject to the qualifications and limitations set forth therein and herein, is correct in all material respects.

In rendering this opinion, we expressly assume (i) that the statements and facts concerning the merger set forth in the Registration Statement and in the Agreement are true and accurate in all respects, (ii) that the merger will be completed in accordance with the Registration Statement and the Agreement, (iii) that the representations and covenants contained in tax representation letters delivered to us by Opexa and Merger Sub and by Acer are true and accurate, and (iv) that there is no change in applicable law between the date hereof and the effective time of the merger.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

Opexa Therapeutics, Inc.

July 19, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP